UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 24, 2011

AmerisourceBergen Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-16671	23-3079390
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1300 Morris Drive Chesterbrook, PA	19087
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 727-7000

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

As previously disclosed, two business units of subsidiaries of AmerisourceBergen Corporation (the “Company”) are defendants in a pending civil case in the United States District Court for the District of Massachusetts filed under the qui tam provisions of the federal and various state civil false claims acts by a private person, known as a “relator,” on behalf of the United States and certain state governments.  The relator is a former employee of Amgen Inc., which is also a defendant in the case.

The Company has reached a preliminary agreement for a civil settlement (the “Preliminary Settlement”) with the United States Attorney’s Office for the Eastern District of New York, the plaintiff states and the relator (collectively, the “Plaintiffs”) of the pending claims against two business units of subsidiaries of AmerisourceBergen Specialty Group: International Nephrology Network, a group purchasing organization for nephrologists and nephrology practices (“INN”), and ASD Specialty Healthcare, Inc., which is a distributor of pharmaceuticals to physician practices (“ASD”).  The Preliminary Settlement is subject to completion and approval of an executed written settlement agreement with the Plaintiffs, which the Company expects to finalize in fiscal year 2012. The Company does not expect INN or ASD to admit any liability in connection with the settlement.

The Company will record an amount of approximately $16 million in connection with the Preliminary Settlement as a charge to its earnings for the fourth quarter and full year ended September 30, 2011.  This charge was not included in the assumptions underlying the Company’s expectations for fiscal year 2011 diluted earnings per share in the range of $2.52 to $2.56, which the Company previously announced on July 28, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERISOURCEBERGEN CORPORATION

Date: October 24, 2011

By: /s/ Michael D. DiCandilo
Name: Michael D. DiCandilo
Title: Executive Vice President
and Chief Financial Officer